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                                   EXHIBIT 4.1

                               MESA AIRLINES, INC.

                      OUTSIDE DIRECTORS' STOCK OPTION PLAN
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                                                                     Exhibit 4.1


                              MESA AIRLINES, INC.
                      OUTSIDE DIRECTORS' STOCK OPTION PLAN


1.      Purpose of the Plan; Type of Plan.

        (a) Attract and Retain Talented Outside Directors. The purpose of the Mesa Airlines, Inc. Outside Directors' Stock Option Plan (the "Plan") is to attract and retain outside directors ("Qualified Directors") who are and will be responsible for the growth and success of Mesa Airlines, Inc., a New Mexico corporation (the "Company"), and its subsidiaries by providing an incentive based form of compensation to the Qualified Directors and encouraging such Qualified Directors to invest in shares of the Company's Common Stock to increase the Qualified Directors' personal interest in the continued success and profitability of the Company.

        (b) Designation of Stock Options as Non-Qualified Stock Options. Stock options granted under the Plan (the "Options") shall not be treated as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

        (c) Exemption from Short-Swing Liability. Options granted to Qualified Directors of the Company pursuant to this Plan shall be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") pursuant to Regulation 240.16(b)-3 adopted under the Exchange Act on May 1, 1991.

        (d) Formula Plan. This Plan may be administered by the Board of Directors of the Company (the "Board") or by any person or person chosen by a majority of the Board. Grants or awards made pursuant to this Plan are to be made pursuant to the formula set forth in Section 3 (the "Formula"). The Formula is intended to qualify under Regulation 240.16b-3(c)(2)(ii) of the Exchange Act, thereby alleviating the necessity for disinterested administrations of the Plan required by Regulation 240.16b-3(c)(2)(i).

2.      Stock and Maximum Number of Shares Subject to Plan.

        (a) Description of Stock and Maximum Shares Allocated. The stock subject to the provisions of this Plan and issuable upon exercise of the Options are shares of the Company's Common Stock, no par value, which may be either unissued or treasury shares, as the Board may from time to time determine. Subject to adjustment as provided in Section 6, the aggregate number of shares of Common Stock covered by the Plan issuable upon exercise of all Options shall be 400,000 shares, which shares shall be reserved for use upon the exercise of the Options. The shares available for Options and all other shares of Common Stock of the Company shall be referred to as the "Shares."

        (b) Restoration of Unpurchased Shares. If an Option expires or terminates for any reason prior to the exercise in full before the term of the Plan expires, the Shares subject to, but not issued under, such Option shall again be available for other Options hereafter granted.
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3.      Formula and Operation of the Plan.
        ----------------------------------

        (a) Eligible Persons. Options will automatically be granted to all present and future directors of the Company who are not employees of the Company or of any subsidiary of the Company ("Qualified Directors").

        (b) Date of Initial Grant. For each Qualified Director serving on the Board as of March 1, 1993 (the "Original Directors"), who had continuously served on the Board since March 1, 1991, Options shall be granted as of March 9, 1993 (the "New Directors"). For each Qualified Director who becomes a director after March 1, 1993, Options shall be granted as of the first business day of the month following appointment of the Qualified Director to the Board. (Each date of any grant made pursuant to this paragraph 3(b) shall be referred to as the "Initial Grant Date.")

        (c) Criteria for Additional Grants. If the annual percentage increase in shareholder return exceeds seven (7) percent (referred to herein as the "Target Percent") (as measured by the performance graph of the Company shown in the Form 10-K as required by Item 402 of Regulation S-K) for any fiscal year ending:

                (1) at least two years but not later than four years after the Initial Grant Date, and if the Qualified Director is still serving as a director of the Company at that time, then the Qualified Director shall receive an additional 10,000 Options (the date of the receipt of such Options shall be referred to as the "Second Grant Date"); and

                (2) at least four years but not later than six years after the Initial Grant Date, and if the Qualified Director is serving as a director of the Company at that time, then the Qualified Director shall receive an additional 10,000 Options (the date of receipt of such Options shall be referred to as the "Third Grant Date").

Notwithstanding any language herein to the contrary, if the Company reports a net operating loss for any fiscal year, any and all Options which have not been granted shall not be awarded or granted regardless of whether the Company generates future net operating profits.

        (d) Price. With respect to options granted pursuant to Section 3(b), the Option price per Share shall not be less than the fair market value of the Shares, as defined below, on the Initial Grant Date. With respect to Options granted pursuant to Section 3(c)(1), the Option price per Share shall not be less than the fair market value of the Shares, as defined below, on the first business day that the Company reports a Target Percent in the Form 10-K filed with the Securities Exchange Commission ("SEC") and a minimum of two years has passed since the Initial Grant Date. With respect to Options granted pursuant to Section 3(c)(2), the Option price per Share shall not be less than the fair market value of the Shares, as defined below, on the first


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business day that the Company reports a Target Percent in the Form 10-K filed with the SEC and a minimum of four years has passed since the Initial Grant
Date.

        (e) FAIR MARKET VALUE. The fair market value of a Share on any particular day shall be determined as follows:

                (1) If the Shares are listed or admitted to trading on any security exchange, the fair market value shall be the low sales price on such day on the New York Stock Exchange, or if the Shares have not been listed or admitted to trading on the New York Stock Exchange, on such other securities exchange on which such stock is then listed or admitted to trading, or if no sale takes place on such day on any such exchange, the average of the closing bid and asked price on such day as officially quoted on any such exchange;

                (2) If the Shares are not then listed or admitted to trading on any securities exchange, the fair market value shall be the low sales price on such day or, if no sale takes place on such day, the average of the reported closing bid and asked price on such date, in the over-the-counter market as furnished by the National Association of Securities Dealers Automated Quotations ("NASDAQ"), or if NASDAQ at the time is not engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business and selected by the Board; or

                (3) If the Shares are not then listed or admitted to trading in the over-the-counter market, the fair market value shall be the amount determined by the Board in a manner consistent with Treasury Regulation Section 20-2031-2 promulgated under the Code or in such other manner prescribed by the Secretary of the Treasury or the Internal Revenue Service.

        (f) DURATION OF PLAN. The term of the Plan, unless previously terminated by the Board, is ten (10) years commencing on the date of adoption of the Plan by the Board. No Option shall be granted under the Plan unless granted within ten (10) years of the adoption of the Plan by the Board, but Options outstanding on that date shall not be terminated or otherwise affected by virtue of the Plan's expiration.

        (g) VESTING OF THE INITIAL GRANT OPTIONS. Options granted to the Qualified Directors on the Initial Grant Date shall become exercisable immediately upon satisfaction of each of the following conditions:

                (1) Shareholder approval as required by Section 4(a) of the
                    Plan has been obtained;


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                (2)  A minimum of six (6) months has passed from the date of shareholder approval, or a minimum of one (1) hear has passed from the Initial Grant Date, whichever occurs later; and

                (3) The fair market value (as defined by Section 3(b) of the Plan) of the Shares has increased by three percent from the Initial Grant Date.

        (h)     Vesting of Additional Options.

All other Options granted pursuant to the Plan shall become exercisable (subject to Section 3(j) below) immediately upon satisfaction of the following conditions:

                (1) A minimum of six (6) months has passed from the date the Option was granted (hereafter the Second Grant Date and the Third Grant Date shall be generally referred to as the "Additional Grant Date:); and

                (2) The fair market value (as defined by Section 4(a) of the Plan) of the Shares has increased by seven (7) percent from the Additional Grant Date.

        (i) Allotment. Each Original Director shall receive 40,000 Options on the Initial Grant Date, 10,000 Options on the Second Grant Date, and 10,000 Options on the Third Grant Date. Each New Director shall receive 10,000
Options on the Initial Grant Date, 10,000 Options on the Second Grant Date, and 10,000 Options on the Third Grant Date.

        (j) Additional Restrictions on Option Exercise. A Qualified Director may only exercise Options during the period beginning on the third business day and ending on the twenty-third business day following the release for publication of quarterly or annual summary statements of sales and earnings. This condition shall be deemed to be satisfied if the specified financial data appears:

                (1)  On a wire service;

                (2)  A financial news service;

                (3)  In a newspaper of general circulation, or

                (4) Is otherwise made publicly available, and shall remain in effect so long as it does not violate the law or any rule or regulation adopted by the appropriate governmental authority.




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4.      Terms and Conditions of Options.

        (a) Approval by Shareholders. The Plan shall be submitted to the shareholders of the Company for their approval at their regular meeting to be held within twelve (12) months after the adoption of the Plan by the Board. Shareholder approval shall be evidenced by the affirmative vote of the holders of a majority of the Shares of Common Stock present in person or by proxy and voting at the meeting. If the shareholders decline to approve the Plan at such meeting or if the Plan is not approved by the shareholders within twelve (12) months after its adoption by the Board, the Plan and all Options and rights granted hereunder shall automatically terminate to the same extent and with the same effect as through the Plan had never been adopted.

        (b) Amendments to Plan. Without the approval of the shareholders of the Company, the Board shall not (i) increase the aggregate number of shares of Common Stock subject to the Plan; (ii) change the class of persons eligible to receive Options; (iii) modify the period within which Options may be granted, the exercise price or the terms upon which Options may be exercised, or (iv) increase the material benefits accruing to participants under the Plan. (Collectively, each of these changes in the Plan are referred to herein as "Material Amendments.") Notwithstanding any other terms contained herein to the contrary, no Material Amendments shall be made to the Plan more than one time in any given one year period. The Board, however, may suspend or terminate the Plan at any time.

        (c) Individual Agreements. Options granted under the Plan shall be evidenced by agreements in such form as the Board from time to time approves, which agreements shall substantially comply with and be subject to the terms of the Plan.

        (d) No Fractional Shares. Options shall be granted and exercisable only for whole shares; no fractional shares will be issuable upon exercise of any Option granted under the Plan.

        (e) Method of Exercising Option. Options shall be exercised by written notice to the Company, addressed to the Company at its principal place of business. Such notice shall state the election to exercise the option and the number of shares with respect to which it is being exercised, and shall be signed by the person exercising the option. Such notice shall be accompanied by payment in full of the exercise price for the number of Shares being purchased. Payment may be made in cash or by bank cashier's check or by tendering duly endorsed certificates for shares of the Company's Common Stock then owned by the optionholder. The Company shall deliver a certificate or certificates representing the Option Shares to the purchaser as soon as practicable after payment for those Shares has been received. If an Option is exercised by any person other than the optionholder, such notice shall be accompanied by appropriate proof of the right of such person to exercise the Option. All
Shares that are purchased and paid for in full upon the exercise of an Option shall be fully paid and non-assessable. The Board may determine that payment upon the exercise of an Option may be made with Shares owned by the Qualified Director having a fair market value on the exercise date equivalent to the amount of payment, or any combination of cash and such Shares equal to such amount.


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        (f)     No Rights of a Shareholder.  An optionholder shall have no rights as a shareholder with respect to shares covered by an option. No adjustment will be made for cash dividends for which the record date is prior to the date a stock certificate is issued upon exercise of an Option. Upon such exercise of an Option, the holder of the Shares of Common Stock so received shall have all rights of a shareholder of the Company as of the date of issuance.

        (g) Compliance with Law. No Shares shall be issued or transferred upon the exercise of any Option unless and until the following occurs:

                (1) All legal requirements applicable to the issuance or transfer of Shares have been complied with; and

                (2) All requirements of any national securities exchange or association upon which the Shares are listed, traded or quoted have been met, in each case to the satisfaction of the Board. The Board shall have the right to condition the issuance of any Shares made to any person hereunder on such person's undertaking in writing to comply with such restrictions on his or her subsequent disposition of such Shares as the Board shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restriction.

5.      Termination of Employment; Assignability; Death.
        ------------------------------------------------

        (a) Termination of Employment. If any optionholder ceases to be a Director of the Company other than for death, disability or discharge for cause, such holder (or its successors in the case of the holder's death after the termination or directorship) may, within three months after the date of termination, but in no event after the stated expiration date, purchase some or all of the Shares with respect to which such optionholder was entitled to exercise such Option, on the date such directorship terminated; provided, that
(i) if the holder's directorship is terminated for dishonesty or other acts detrimental to the Company's interests or for the holder's breach of any employment, confidentiality or other contract or agreement with the Company, or
(ii) if after directorship is terminated, the holder commits acts detrimental to the Company's interests, then the Option shall thereafter be void for all purposes.

        (b) Assignability. No Option or the privileges conferred thereby shall be assignable or transferable by a holder other than by will or the laws of descent and distribution, and such Option shall be exercisable by such holder during the lifetime of the holder only.

        (c) Disability. If the optionholder is removed as a director due to disability, the optionholder may exercise the Options, in whole or in part, to the extent they were exercisable on the date when the optionholder's directorship terminated, at any time prior to the expiration date of the Options or within one year of the date of removal, whichever is earlier.


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        (d) Discharge for Cause. If an optionholder is removed as a director of the Company for cause, the Options shall terminate upon receipt by the optionholder of notice of such removal or on the effective date of the removal, whichever is earlier. The Board shall have the right to determine whether the optionholder has been discharged for cause for purposes of the Plan and the date of such discharge.

        (e) Death of Holder. If optionholder dies while serving as a director, an Option shall be exercisable until the stated expiration date thereof by the person or persons ("successors") to whom the holder's rights pass under will or by the laws of descent and distribution, but only to the extent that the holder was entitled to exercise the Option at the date of death. An option may be exercised (and payment of the option price made in full) by the successors only after written notice to the Company, specifying the number of shares to be purchased. Such notice shall comply with the provisions of Section 4(e).

6. Certain Adjustments.

        (a) Capital Adjustments. Except as limited by Section 422 of the Code, the aggregate number of Shares subject to the Plan, the number of Shares covered by outstanding Options, and the price per share stated in such Options shall be proportionately adjusted for any increase or decrease in the number of outstanding shares of Common Stock of the Company resulting from a subdivision or consolidation of shares or any other capital adjustment or the payment of a stock dividend or any other increase or decrease in the number of such shares effected without receipt by the Company of consideration therefor in money, services or property.

        (b) Mergers, Etc. Except as limited by the provisions of Section 422 of the Code, if the Company is the surviving corporation in any merger or consolidation, any Option granted under the Plan shall pertain to and apply to the securities to which a holder of the number of Shares subject to the Option would have been entitled. A dissolution or liquidation of the Company shall cause every Option outstanding hereunder to terminate, unless specifically provided otherwise by the Board. A merger or consolidation in which the Company is not the surviving corporation shall also cause every option outstanding hereunder to terminate, unless specifically provided otherwise by the Board, but each holder shall have the right immediately prior to a merger or consolidation in which the Company is not the surviving corporation, to exercise such Option in whole or in part without regard to any installment provisions contained in the Option agreement.

7. Delivery of Stock; Legends; Representations.

        (a) Legend on Certificates. All certificates representing shares of Common Stock issued upon exercise of options granted under the Plan shall be endorsed with a legend reading as follows:

                The shares of Common Stock evidenced by this certificate have been issued to the registered owner in reliance upon written representations that these


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        shares have been purchased solely for investment. These shares may not be sold, transferred or assigned unless in the opinion of the Company and its legal counsel such sale, transfer or assignment will not be in violation of the Securities Act of 1933, as amended, and the Rules and Regulations thereunder.

        (b) Private Offering for Investment Only. The options are and shall be made available only to persons who have knowledge of the Company's financial condition, management and its affairs. The Plan is not intended to provide additional capital for the Company, but to encourage stock ownership among the Company's Qualified Directors. By the act of accepting an option, each optionholder agrees (i) that, if he or his successors exercise his option, he or his successors will purchase the subject shares solely for investment and not with any intention at such time to resell or redistribute those shares.

8.      Miscellaneous.
        -------------

        (a) No Funding. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure any payment under the Plan.

        (b) New Mexico Law. The Plan and the Options shall be governed by the laws of the State of New Mexico.

        DATED this 9th day of March, 1993.

                                        MESA AIRLINES, INC.



                                        By:    /s/ Blaine M. Jones
                                            -------------------------
                                               Blaine M. Jones,
                                               Chief Financial Officer

ATTESTED BY:



By:    /s/ Gary E. Risley
    ------------------------
       Secretary


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